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                                                                      EXHIBIT 11

                            THERMOQUEST CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

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
                                                                                SIX MONTHS ENDED
                                                                            -------------------------
                                                                              JULY 1,      JUNE 29,
                                     1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
COMPUTATION OF PRIMARY EARNINGS
  PER SHARE:
     Net Income(a)..............  $14,280,000   $18,526,000   $21,002,000   $ 9,238,000   $12,430,000
                                  -----------   -----------   -----------   -----------   -----------
     Shares:
       Weighted average shares
          outstanding...........   45,000,000    45,000,000    45,000,000    45,000,000    46,903,022
       Add: Shares issuable from
          assumed exercise of
          options (as determined
          by the application of
          the treasury stock
          method)...............      187,320       187,320       187,320       187,320            --
                                  -----------   -----------   -----------   -----------   -----------
       Weighted averages shares,
          as adjusted(b)........   45,187,320    45,187,320    45,187,320    45,187,320    46,903,022
                                  -----------   -----------   -----------   -----------   -----------
PRIMARY EARNINGS PER SHARE
  (a) / (b).....................  $       .32   $       .41   $       .46   $       .20   $       .27
                                  ===========   ===========   ===========   ===========   ===========
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